UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K
___________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 16, 2013
___________________________________________
THE GOLDFIELD CORPORATION
(Exact name of registrant as specified in its charter)
 ___________________________________________

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (321) 724-1700
 ___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
Amendment of Master Loan Agreement
On December 16, 2013, The Goldfield Corporation (the “Company”), the Company’s wholly owned subsidiaries, Southeast Power Corporation (“Southeast Power”), Bayswater Development Corporation (“Bayswater”), Pineapple House of Brevard, Inc. (“Pineapple House”) and Power Corporation of America (collectively, the “Debtors”), and Branch Banking and Trust Company (“BB&T”) amended the Master Loan Agreement, dated April 22, 2013 (the “Master Loan Agreement”). The Master Loan Agreement had replaced all previous BB&T loan agreements and eliminated the need to restate a loan agreement each time a new note is executed or an existing loan is renewed. The amendment to the Master Loan Agreement modifies certain financial covenants as follows: (i) to change the Debt to Tangible Net Worth threshold from 2.25:1.0 to 3.0:1.0, (ii) to raise the Tangible Net Worth covenant requirement from $18 million to $20 million and (iii) to add covenant requirement that the Fixed Charge Coverage Ratio equal or exceed 1.50:1.0 and (iv) to add the covenant requirement that the Asset Coverage Ratio equal or exceed 1.2:1.0 if the balance of the line of credit exceeds $5 million. All of the other terms of the Master Loan Agreement remain unchanged.
Amendment of Working Capital Loan and Ancillary Loan Documents
On December 16, 2013, the Debtors and BB&T also amended the Company’s Working Capital Loan Agreement (the “Working Capital Loan”), which was last renewed on January 15, 2013, and entered into related ancillary agreements (the “Ancillary Loan Documents”). Pursuant to the amendment, the maximum principal amount of the Working Capital Loan was increased from $5 million to $15 million and interest only payments are payable monthly commencing on January 16, 2014, and continuing on the same day of each month thereafter, until June 16, 2016. Under the Ancillary Loan Documents, the Working Capital Loan is guaranteed by Southeast Power, Bayswater, Pineapple House and Power Corporation of America. Advances under the Working Capital Loan will bear interest at a rate per annum equal to One Month LIBOR (as defined in the Ancillary Loan Documents) plus 2.00% (previously 2.50%), which will be adjusted monthly and subject to a maximum rate of 24.00%; provided, however, that upon receipt in 2014 of the Company’s Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, pricing will be based on the following table:

Leverage Ratio	Applicable Margin for LIBOR Loans and Letter of Credit Fees	Unused Commitment Fee
< 1.0x ≥ 1.0x but < 1.5x ≥ 1.5x but < 2.0x ≥ 2.0x but < 2.5x ≥ 2.5x but < 3.0x	175.0 bps 200.0 bps 225.0 bps 250.0 bps 275.0 bps	25 bps 37.5 bps 37.5 bps 50.0 bps 50.0 bps
“Leverage ratio” means total liability to tangible net worth. Pricing will be adjusted on a quarterly basis based on the table above and the Company’s quarterly financial reports with any interest rate changes taking effect in the month following receipt of the quarterly financial reports.
Under the Ancillary Loan Documents, the Company agrees to pay an unused commitment fee on any difference between the face amount of the Working Capital Loan and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated annually at the rates set forth in the table above and will be due on April 1, 2014 and the same day of each following quarter until the maturity date of the Working Capital Loan.
The obligations of the Debtors pursuant to the Working Capital Loan and the Ancillary Loan Documents are secured by the grant of a continuing security interest in the following now owned and hereafter acquired and wherever located personal property of the Debtors: (i) machinery and equipment, including all accessions thereto, and all manufacturers' warranties, parts and tools therefor; (ii) tax refunds, company records (paper and electronic), rights under equipment leases, warranties and software licenses; (iii) supporting obligations; and (iv) to the extent not listed in (i) and (ii) all proceeds (cash and non-cash) and products of the foregoing.
The foregoing descriptions of the amendments to the Master Loan Agreement, the Working Capital Loan and the Ancillary Loan Documents do not purport to summarize all of the provisions of these documents and are qualified in their entirety by reference to the loan documents filed herewith as Exhibits 10-1 through 10-5 to this Current Report on Form 8-K, with each of the foregoing incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth, and the exhibits identified, in Item 1.01 are incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

Exhibit	Description of Exhibit

10-1	Master Loan Agreement, dated December 16, 2013, by and between BB&T and the Company, Southeast Power, Pineapple House, Bayswater and Power Corporation of America

10-2	Modification Promissory Note, dated December 16, 2013

10-3	Addendum to Modification Promissory Note, dated December 16, 2013

10-4	BB&T Security Agreement, dated December 16, 2013 by and between BB&T and the Debtors

10-5	Guaranty Agreement, dated December 16, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 18, 2013

THE GOLDFIELD CORPORATION

By: /s/ STEPHEN R. WHERRY
Stephen R. Wherry
Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit

10-1	Master Loan Agreement, dated December 16, 2013, by and between BB&T and the Company, Southeast Power, Pineapple House, Bayswater and Power Corporation of America

10-2	Modification Promissory Note, dated December 16, 2013

10-3	Addendum to Modification Promissory Note, dated December 16, 2013

10-4	BB&T Security Agreement, dated December 16, 2013 by and between BB&T and the Debtors

10-5	Guaranty Agreement, dated December 16, 2013